File No. 70-8693


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                       Amendment No. 1 to
                            FORM U-1


                   APPLICATION OR DECLARATION
                              under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                               ***

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215

                     AEP GENERATING COMPANY
             1 Riverside Plaza, Columbus, Ohio 43215

                    APPALACHIAN POWER COMPANY
         40 Franklin Road, S.W., Roanoke, Virginia 24011

                 COLUMBUS SOUTHERN POWER COMPANY
          215 North Front Street, Columbus, Ohio 43215

                 INDIANA MICHIGAN POWER COMPANY
   One Summit Square, P. O. Box 60, Fort Wayne, Indiana 46801

                     KENTUCKY POWER COMPANY
          1701 Central Avenue, Ashland, Kentucky 41101

                     KINGSPORT POWER COMPANY
         40 Franklin Road, S. W. Roanoke, Virginia 24011

                       OHIO POWER COMPANY
         301 Cleveland Avenue, S. W., Canton, Ohio 44701

                     WHEELING POWER COMPANY
         51 Sixteenth St., Wheeling, West Virginia 26003
        (Name of company or companies filing this state-
       ment and addresses of principal executive offices)

                               ***

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
         (Name of top registered holding company parent
                 of each applicant or declarant)

                               ***

             G. P. Maloney, Executive Vice President
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215

        John F. DiLorenzo, Jr., Associate General Counsel
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215
           (Names and addresses of agents for service)

     American Electric Power Company, Inc. ("American"), Appala-chian Power Company ("Appalachian"), Columbus Southern Power Company ("Columbus"), Indiana Michigan Power Company ("Indiana"), Kentucky Power Company ("Kentucky"), Ohio Power Company ("Ohio"), AEP Generating Company ("Generating"), Kingsport Power Company ("Kingsport") and Wheeling Power Company ("Wheeling"), hereby amend their Application-Declaration on Form U-1 in File No. 70-8693 as follows:
          By amending Section E Compliance with Rule 54 of ITEM
     1. DESCRIPTION OF PROPOSED TRANSACTIONS to add the fol-lowing sentences:
               In accordance with Rule 54, the requirements of Rule 53(a), (b) and (c) are fulfilled.
               None of the funds herein authorized will be used directly or indirectly to finance the acqui-sition of a foreign utility company or an EWG.

                           SIGNATURES
     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned have duly caused this Amendment No. 1 to be signed on their behalf by the undersigned thereunto duly authorized.
                              AMERICAN ELECTRIC POWER COMPANY, INC.
                              AEP GENERATING COMPANY
                              APPALACHIAN POWER COMPANY
                              COLUMBUS SOUTHERN POWER COMPANY
                              INDIANA MICHIGAN POWER COMPANY
                              KENTUCKY POWER COMPANY
                              KINGSPORT POWER COMPANY
                              OHIO POWER COMPANY
                              WHEELING POWER COMPANY



                              By:_____/s/ A. A. Pena____________
                                            Treasurer

Dated:  December 5, 1995

[95FN0005.AEP]